Exhibit 99

THE FARMERS & MERCHANTS STATE BANK ANNOUNCES

COMPLETION OF THE ACQUISITION OF THE CUSTAR

BRANCH OF CROGHAN COLONIAL BANK

ARCHBOLD, Ohio, December 16, 2013. The Farmers & Merchants State Bank (“F&M”) of Archbold, Ohio completed the previously announced acquisition of the Croghan Colonial Bank, Custar office on December 13, 2013.

Paul S. Siebenmorgen, President and Chief Executive Officer of The Farmers & Merchants State Bank, said, “We are delighted to welcome the customers and employees of the Custar office to F&M and are committed to providing the highest level of financial services to its customers.” Mr. Siebenmorgen added, “Custar fits very well into our F&M footprint, expanding our presence in Wood County and meeting the needs of the markets in our existing communities. Custar establishes our 21st banking office throughout the communities of Northwest Ohio and Northeast Indiana.

About Farmers & Merchants State Bank

The Farmers & Merchants State Bank, headquartered in Archbold, Ohio provides commercial banking, retail banking and other financial services through its 21 offices with locations in Fulton, Williams, Henry, Defiance, Lucas and Wood counties of Northwest Ohio and in DeKalb and Steuben counties in Indiana. It is a wholly-owned subsidiary of Farmers & Merchants Bancorp, Inc. (OTC Bulletin Board: FMAO), a bank holding company with assets of approximately $950 million, also based in Archbold, Ohio.

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